Exhibit 99.1

May 1, 2013

Press Release: Cortland Bancorp Declares Dividend

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today announced that its Board of Directors has approved a cash dividend of $.03 per share payable on or after May 28, 2013 to shareholders of record as of the close of business on May 13, 2013. “The continuing payment of a dividend reflects our growing confidence in the Company, supported by stable core earnings, increasing loan production, and restored capital levels well above regulatory requirements,” stated James Gasior, Chief Executive Officer. “We are pleased that the Company’s financial strength and improved earnings power positions us to return profits to our shareholders, while at the same time growing our business.”